UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — June 27, 2006

HECTOR COMMUNICATIONS CORPORATION

(Exact name of Registrant as specified in its charter)

Minnesota	001-13891	41-1666660
(State or other jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

211 South Main Street, Hector, Minnesota	55342
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (320) 848-6611

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 27, 2006, Hector Communications Corporation, a Minnesota corporation (the “Company”), Hector Acquisition Corp., a Minnesota corporation, (“HAC”), and the three, one-third owners of HAC, Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc., and New Ulm Telecom, Inc. (collectively “Parent”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). A copy of the Merger Agreement is attached hereto as Exhibit 2.1. The following summary of the Merger Agreement and related matters is qualified by reference to the Merger Agreement the text of which is expressly incorporated by reference herein.

Upon the terms and subject to the conditions set forth in the Merger Agreement, HAC will be merged into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger directly owned by Parent. Upon the consummation of the Merger all of the issued and outstanding shares of common stock, par value $.01 per share (the “Company Common Stock”), including associated preferred stock rights (the “Rights” and together with the Company Common Stock, the “Shares” and each share thereof, a “Share”) will be converted into the right to receive $36.40 per share (the “Merger Consideration”), without interest (and subject to applicable withholding taxes), except for Shares owned by shareholders, if any, who perfect statutory dissenters’ rights under Minnesota law.

 The proposed merger transaction is subject to a number of conditions, including approval by holders of 75% of all outstanding shares of the Company, approval by state and federal regulatory authorities and the Company achieving working capital and long-term debt levels specified in the Merger Agreement. In addition, completion of the Merger is subject to closing of the acquisition by Alltel Corporation of Midwest Wireless Holdings, L.L.C. announced in November 2005. The Company is an owner of Midwest Wireless and, upon completion of the sale of Midwest Wireless to Alltel, expects to receive net, after tax proceeds of approximately $39,500,000. A Delaware court challenge to Alltel’s acquisition of Midwest Wireless was recently dismissed, but completion of this transaction is subject to several other conditions, including FCC and Hart-Scott-Rodino approvals. Additional conditions to the consummation of the proposed merger are described in the Merger Agreement.

The Board of Directors of the Company unanimously approved the Merger Agreement and will recommend that the Company’s shareholders approve the Merger when it is presented for shareholder approval at a shareholders meeting to be held later this year. The Company’s financial advisor, Stifel, Nicolaus & Company, Incorporated provided an opinion to the Company’s Board that the consideration to be paid to the shareholders of the Company in the transaction is fair to such shareholders from a financial point of view. HAC has received a commitment letter from CoBank, ACB to provide the debt financing required for this transaction and the Parent and HAC have an independent obligation pursuant to the Merger Agreement to provide all funds necessary to consummate the Merger.

The Merger Agreement provides that, under certain circumstances and subject to certain limitations, the Company may provide information to third parties and negotiate in regard to a Competing Transaction (as defined in the Merger Agreement) if it is reasonably likely such activities will result in the Company receiving an offer that constitutes a Superior Competing Transaction (as defined in the Merger Agreement). In addition, under certain circumstances related to the Company entering into a Superior Competing Transaction, the Company is obligated to pay a termination fee of $3,500,000. Finally, under the Merger Agreement, each party, in connection with termination of the Merger Agreement in specified circumstances, is obligated to reimburse expenses of the other party from April 27, 2006 to the date of termination.

Concurrently with the execution of the Merger Agreement, the Company and HAC also entered into a Voting Agreement dated as of June 27, 2006 (the “Voting Agreement”) with each of Curtis A.

Sampson, Steven H. Sjogren and Paul N. Hanson, respectively, the Chief Executive Officer, the Chief Operating Officer and the Vice President - Finance of the Company (the “Shareholders”). As of June 27, 2006, the Shareholders collectively owned, of record or beneficially, 433,993 Shares and options to purchase 105,500 Shares. The Voting Agreements collectively grant to HAC a proxy to vote an aggregate of 377,448 Shares at any shareholders meeting called with respect to approval of the Merger until the earlier of the effectiveness of the Merger or the termination of the Merger Agreement in accordance with its terms. Furthermore, each Shareholder has agreed, at any meeting of the shareholders of the Company, to vote all Shares such shareholder beneficially owns (a) in favor of adopting the Merger Agreement and any transactions contemplated thereby, including the Merger, (b) against any alternative transaction proposed and (c) against any action that would delay, prevent or frustrate the Offer and the Merger and the related transactions contemplated by the Merger Agreement, and, as security for such obligations has granted to HAC the proxy described above. Copies of the Voting Agreements are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated by reference herein.

To effectuate the proposed merger the Company will be filing a proxy statement and any other related materials with the Securities and Exchange Commission. Investors are urged to read the proxy statement and these materials when they are available because they contain important information. The Company and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding such individuals is included in the Company’s Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the Merger when it becomes available. Investors may obtain a free copy of the proxy statements and other relevant documents when they become available, as well as other materials filed with the Securities and Exchange Commission concerning the Company and these individuals at the Securities and Exchange Commission’s website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Hector Communications Corporation, 211 Main Street, Hector Minnesota 55342, Attn: Paul N. Hanson.

Item 3.03   Material Modification to Rights of Security Holders.

 In connection with the execution of the Merger Agreement with HAC, the Company amended the Rights Agreement dated as of July 27, 1999 with Wells Fargo Bank, N.A., as rights agent, to provide that none of Parent, HAC, or any of their respective affiliates or associates, would be an “Acquiring Person” and no “Distribution Date” (as such items are defined in the Rights Agreement) would occur as a result of the execution and delivery of the Merger Agreement, the announcement of the Merger Agreement, or the transactions contemplated therein, and to provide that the Rights will terminate immediately prior to the “Effective Time” as defined in the Merger Agreement. This is a summary of the amendment to the Rights Agreement and the Company’s shareholders should read the entire amendment and the Rights Agreement for a complete understanding of their terms and conditions. The amendment to the Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

8.01   Other Events.

 On June 27, 2006, the Company issued a press release announcing the signing of the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated June 27, 2006, by and among Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc., New Ulm Telecom, Inc., Hector Acquisition Corp. and Hector Communications Corporation.

4.1	Amendment to Rights Agreement, dated as of June 27, 2006, between the Company and Wells Fargo Bank N.A., as rights agent to the Company.

10.1	Voting Agreement, dated June 27, 2006, by and among Hector Acquisition Corp, Hector Communications Corporation and Curtis A. Sampson.

10.2	Voting Agreement, dated June 27, 2006, by and among Hector Acquisition Corp, Hector Communications Corporation and Steven H. Sjogren.

10.3	Voting Agreement, dated June 27, 2006, by and among Hector Acquisition Corp, Hector Communications Corporation and Paul N. Hanson.

99.1	Press Release dated June 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934,the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Hector Communications Corporation

By /s/ Charles A. Braun
Chief Financial Officer

Date:  June 30, 2006